Exhibit 99.1
For Immediate Release
Dresser-Rand Announces Steam Turbine Business Restructuring
Reduces Debt $30 million
HOUSTON, TX, February 22, 2006 — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC) today announced that it has finalized the plan for integrating its steam turbine business with the steam turbine assets of Tuthill Energy Systems, which it acquired in September of 2005.
The plan is expected to result in annual operating synergies of approximately $15 million. In 2006, the Company expects to realize operating synergies of approximately $10.5 million, which will be partially offset by approximately $4.5 million of integration expenses. Additionally, Dresser-Rand will record a net non-cash curtailment gain in the first quarter of 2006 of about $12 million. This gain results from a reduction in the estimated future cash costs of certain previously recorded retiree healthcare benefits.
The key elements of this plan include:
•	Ceasing manufacturing operations at its Millbury, Massachusetts facility and shifting production to its other facilities around the world.

•	Maintaining a commercial and technology center in Millbury.

•	Implementing a new competitive labor agreement at its Wellsville, New York facility.

•	Rationalizing product offerings, distribution and sales channels.

•	Back-office rationalization.

•	Providing aftermarket parts and services support for the installed base of Tuthill equipment through Dresser-Rand’s worldwide service-center network.
“The decision regarding the cessation of manufacturing activities in Millbury was very difficult to reach because of its impact on the affected employees and the communities where they live and work,” said Dresser-Rand CEO, Vincent R. Volpe, Jr. ”However, these actions will result in improved products and services offerings for customers while better positioning Dresser-Rand to be cost competitive in the worldwide markets we serve. We have made substantial progress to date and are moving quickly to complete the integration while taking steps to ensure a smooth transition with no disruption to promised deliveries or service to our clients.”
Separately, during the first two months of 2006 the Company reduced its term debt by $30 million. As a result, the Company will incur an additional non-cash charge relating to the writeoff of unamortized debt issuance costs of approximately $0.6 million. Annual interest expense will be reduced by approximately $1.8 million. The Company plans to further reduce debt this year.

Bookings for the fourth quarter were strong, totaling $410 million which is 42% higher than third quarter 2005 and 36% higher than the prior year’s fourth quarter. Backlog grew to $872 million compared to $638 million at the end of 2004, providing a very solid order book for 2006. The Company plans to discuss fourth quarter and full-year 2005 results at its conference call following the filing of its Form 10-K for 2005 by March 31, 2006.
Excluding the curtailment gain, the Company expects operating income and earnings per share for the full year 2006 to be consistent with the current First Call consensus estimate. First quarter operating income is expected to be between $17 million and $19 million, which is in line with the Company’s plan for 2006 and consistent with the historical seasonal pattern of the first quarter representing 7% to 10% of full year operating income. The Company expects first quarter earnings per share, excluding the curtailment gain and unamortized debt issuance costs mentioned above, to be in the range of $0.03 to $0.05.
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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 24 service and support centers covering 105 countries.
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in the forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Risk Factors” in the Company’s periodic quarterly report on Form 10-Q filed with the Securities and Exchange Commission and in its Forms S-4 and S-1 filed in January 2006.
For information about Dresser-Rand, go to our website at www.dresser-rand.com.
Company Contact: Blaise Derrico, Director Investor Relations (716) 375-3152